                                                                      Exhibit 11

        Computation of Earnings Per Common and Common Equivalent Share
                    (In thousands except per share amounts)
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
                                                                             Quarters Ended                 Six Months Ended
                                                                       September 29     October 1     September 29     October 1
                                                                           1996           1995            1996           1995
Primary calculation:
  Net income                                                               $13,637        $11,186          $24,774       $21,251
                                                                           =======        =======          =======       =======

  Weighted average shares outstanding during the
  period                                                                    13,002         12,964           12,976        13,126

  Shares issuable in connection with stock plans less
  shares purchasable with proceeds using the average
  per share purchase price for the respective periods as
  shown below                                                                  419            418              407           353
                                                                           -------        -------          -------       -------

  Total common and common equivalent shares -
  primary                                                                   13,421         13,382           13,383        13,479
                                                                           =======        =======          =======       =======

  Primary earnings per common and common
  equivalent share                                                         $  1.02        $   .84          $  1.85       $  1.58
                                                                           =======        =======          =======       =======

  Average share price for the period                                       $ 49.65        $ 45.41          $ 48.24       $ 41.55
                                                                           =======        =======          =======       =======
Fully diluted calculation:

  Net income                                                               $13,637        $11,186          $24,774       $21,251
                                                                           =======        =======          =======       =======
  Weighted average shares outstanding during the
  period                                                                    13,002         12,964           12,976        13,126

  Shares issuable in connection with stock plans less
  shares purchasable with proceeds using the higher of
  the average or period end share price as shown below                         455            441              460           431
                                                                           -------        -------          -------       -------
  Total common and common equivalent shares - fully
  diluted                                                                   13,457         13,405           13,436        13,557
                                                                           =======        =======          =======       =======

  Fully diluted earnings per common and common
  equivalent share                                                         $  1.01        $   .83          $  1.84       $  1.57
                                                                           =======        =======          =======       =======

  Higher of average or period end share price                              $ 52.38        $ 47.00          $ 52.38       $ 47.00
                                                                           =======        =======          =======       =======
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